Exhibit 99.1

Contact:	David Stockert Post Properties, Inc. (404) 846-5000

Post Properties Announces Executive Departure

ATLANTA, November 10, 2009— Post Properties, Inc. (NYSE: PPS) announced today that, as part of an overall restructuring intended to streamline its business and reduce costs, Thomas L. Wilkes, President of Post Apartment Management and EVP of Post Properties, Inc., will leave the Company, effective December 31, 2009. Mr. Wilkes’ responsibilities will be assumed by S. Jamie Teabo, SVP Property Management, and Charles A. Konas, EVP Construction/ Development. Both Ms. Teabo and Mr. Konas have substantial industry and company experience. Post expects to incur a charge in the fourth quarter related to settling its contractual obligations with Mr. Wilkes and in connection with the overall restructuring.

Said Mr. Stockert, “With his background in multifamily real estate and commitment to the business, Tom Wilkes has made substantial contributions to Post over many years. We appreciate his accomplishments on behalf of the Company and wish him every continued success.”

About Post Properties

Post Properties, founded more than 38 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company has also developed high-quality condominiums and converted existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties owns 19,864 apartment units in 55 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,429 apartment units in four communities currently under construction and/or in lease-up. The Company is also developing and selling 277 luxury for-sale condominium homes in two communities (including 129 units in one community held in an unconsolidated entity) and is completing the sell out of units in two other condominium conversion communities through a taxable REIT subsidiary.

###